Exhibit 99.1

IMPORTANT NOTICE

To the Directors and Executive Officers of Global Payments Inc.

In connection with the

Global Payments Inc. 401(k) Plan

As you may know, effective March 3, 2008, MassMutual will replace Fidelity Investments as the plan administrator and trustee for the Global Payments Inc. 401(k) Plan (the “Plan”). In connection with transition of Plan accounts from Fidelity Investments to MassMutual, if you are a participant in the Plan, you should have already received a letter from Mac Schuessler, Executive Vice President, Human Resources and Corporate Communications for Global Payments Inc. (the “Company”) that included a transition brochure prepared by MassMutual. Included in the transition brochure was information about the imposition of a blackout period on all participants in the Plan that is scheduled to begin at 4:00 p.m. ET, February 26, 2008, and end the week of March 2, 2008 (the “Blackout Period”). During the Blackout Period, if you participate in the Plan you will not be able to request loans or withdrawals, make changes to your investment selections or transfer monies until the transaction is complete and balances are reconciled. If you participate in the Plan, your account as well as new contributions will continue to be invested during this time. During the Blackout Period, the employee stock trading restrictions continue to apply according to the Company’s Employee Code of Conduct and Ethics, Section F.1.

In addition to the restrictions listed above that apply to all participants in the Plan, there are additional trading restrictions imposed by law that apply to executive officers and directors. The Company is required to provide this notice to you in order to comply with Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”). The purpose of this notice is to inform you that pursuant to Section 306(a) of the Act and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction), as a director or executive officer of the Company, you are prohibited from purchasing, selling or otherwise acquiring or transferring any Global Payments Inc. common stock (“Global stock”) during the Blackout Period if the Global stock was acquired in connection with your service or employment as a director or executive officer of the Company (the “Trading Prohibition”). During the Blackout Period you may not:

•	acquire Global stock if the acquisition is in connection with service or employment as a director or executive officer of the Company; or

•	dispose of Global stock if the disposition involves Global stock acquired in connection with service or employment as a director or executive officer of the Company.

The Blackout Period for the Plan is expected to begin at 4:00 p.m. on February 26, 2008 and end the week of March 2, 2008. The Trading Prohibition will begin on the same date and will apply until the end of the Blackout Period. The Blackout Period was intentionally planned by the Company to occur at a time when executive officers and directors are already prohibited from trading pursuant to the Company’s insider trading policy. If you have questions specific to the blackout dates, you should call MassMutual at 1-977-474-5016 between 9:00 a.m. and 5:00 p.m. ET. When calling, please reference contract number 60188. The Blackout Period is expected to last approximately 10 days.

If you have any questions regarding this notice or if you have questions regarding the conversion, you should contact Steve Callis, VP of Compensation, Benefits and HRIS, at (770) 829-8870 or steve.callis@globalpay.com.